UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 26, 2008

Emergent BioSolutions Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2273 Research Boulevard, Suite 400, Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 795-1800

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

On May 26, 2008, Emergent BioSolutions Inc., a Delaware corporation ( the “Company”), its wholly owned subsidiary, 310, LLC, a Delaware limited liability company (“310,” and together with the Company, “Buyer”) and Protein Sciences Corporation, a Delaware corporation (“Seller”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) whereby, subject to the terms and conditions of the Asset Purchase Agreement, Buyer has agreed to acquire, and Seller has agreed to sell (the “Acquisition”), substantially all of the assets of Seller, including FluBlok®, a Phase III recombinant influenza vaccine candidate, Seller’s interest in a manufacturing facility located in Meriden, Connecticut, Seller’s baculovirus expression vector system technology (“BEVS”) and Seller’s other product candidates based on the BEVS platform (the “Assets”).

Asset Purchase Agreement

Under the Asset Purchase Agreement, the consideration to be paid by Buyer to Seller in exchange for the Assets will include (collectively, the “Consideration”):

•

310’s forgiveness of Seller’s indebtedness, under a bridge loan facility by and between Seller and 310, plus Buyer’s assumption of certain liabilities of Seller, including trade payables associated with the Phase III clinical trials of FluBlok® and certain liabilities relating to the transaction, in an amount up to approximately $28,000,000;

•

Buyer’s issuance to Seller of convertible promissory notes in the aggregate principal amount $20,000,000 (the other material terms of which are more fully described in the paragraph below entitled “Convertible Promissory Notes”);

•	Up to $30,000,000 in additional milestone payments contingent upon the achievement of FluBlok® commercialization milestones and net sales of FluBlok®; and

•	A percentage of net sales of FluBlok® to be paid by Buyer to Seller commencing at the earliest on the Closing Date and expiring no later than the ninth anniversary of the closing date.

The Buyer will also offer employment arrangements to existing employees of Seller.

Among other things, the Asset Purchase Agreement contains customary representations, warranties, covenants and indemnification obligations. The Asset Purchase Agreement provides that the consummation of the Acquisition is subject to the approval of the stockholders of Seller, the receipt of regulatory approvals relating to the transfer of certain government grants and contracts, and the satisfaction of certain other specified conditions of closing. In addition, the Asset Purchase Agreement provides that between the date of execution of the Asset Purchase Agreement and the date of the closing of the transactions contemplated thereunder, Seller is subject to standard restrictions on interim operations and that Buyer’s consent is required for all material transactions or other activities of Seller during such time period. The Asset Purchase

Agreement includes certain termination rights that may be exercised by Buyer or Seller in certain circumstances and in some instances may require the payment by Buyer or Seller, as the case may be, of a termination fee equal to $1,500,000.

The Company anticipates that the closing of the Acquisition will occur during the second quarter of 2008.

Convertible Promissory Notes

At the closing of the transaction, Buyer will issue to Seller one convertible promissory note in the amount of $3,750,000 (the “Setoff Note”) and another convertible promissory note in the principal amount of $16,250,000 (the “Additional Note,” and together with the Setoff Note, the “Notes”). Each Note bears interest at a rate of 4.75% per annum and matures 5 years after such Note’s date of issuance (the “Maturity Date”). Interest is due on a quarterly basis and the principal is due in one balloon payment on the Maturity Date. The principal amount of the Setoff Note may be reduced in order to satisfy both the receipt by Buyer of certain credits against the Consideration, and Buyer’s indemnification claims.

The Notes are convertible at any time into shares of common stock of the Company (the “Common Stock”) for $12.50/share (the “Conversion Price”), subject to customary anti-dilution adjustments. The Company may not prepay or redeem the Notes until after the 3rd anniversary of the date of issuance of each such Note; provided that, if the trading price of the Common Stock exceeds 140% of the Conversion Price, as adjusted, for 20 trading days in any 30 trading-day period, the Company may elect to require Seller, or its permitted assignees or transferees (the “Holder”), to convert the Notes into shares of Common Stock at the Conversion Price; provided, further, that in the event of such an election, the Holder may choose to receive cash in lieu of shares of Common Stock.

Seller may accelerate the Notes upon the occurrence of certain events, including, but not limited to, a change of control of the Company or the sale or exclusive license of FluBlok.

Certain of the milestone payments, if achieved, will be paid by Buyer to Seller in the form of additional convertible promissory notes in the same general form as the Additional Note.

Registration Rights Agreement

At the closing of the transaction, the Company and Seller will enter into a Registration Rights Agreement (the “Registration Rights Agreement”) providing for the registration of the shares of Common Stock to be issued upon the conversion of the convertible promissory notes to the extent that such shares of Common Stock cannot be sold under Rule 144. Under the Registration Rights Agreement, Seller is entitled to one demand registration at any time after or in connection with the individual or aggregate conversion by Seller of two-thirds (2/3) of the aggregate principal amounts of the convertible promissory notes issued by the Buyer to Seller. The Company is obligated to pay all expenses of any registration effected pursuant to the Registration Rights Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2008	EMERGENT BIOSOLUTIONS INC.
	By:	/s/ R. Don Elsey R. Don Elsey Senior Vice President Finance, Chief Financial Officer and Treasurer